Exhibit 5.1

[Ropes & Gray LLP Letterhead]

__, 2007

Dollarama Group Holdings L.P. and Dollarama Group Holdings Corporation

5430 Ferrier, Montreal

Québec

Canada H4P 1M2

Re:	Registration Statement on Form S-4
SEC File No. 333-__________

Ladies and Gentlemen:

We have acted as counsel to Dollarama Group Holdings L.P. and Dollarama Group Holdings Corporation, (the “Issuers”) in connection with the Registration Statement on Form S-4 (File No. 333-_____) (the “Registration Statement”) filed by the Issuers with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a prospectus (the “Prospectus”) which provides for the issuance by the Issuers in an exchange offer (the “Exchange Offer”) of $200,000,000 aggregate principal amount of Senior Floating Rate Deferred Interest Notes due 2012 (the “Exchange Notes”). The Exchange Notes will be offered by the Issuers in exchange for a like principal amount of the Issuers’ outstanding Senior Floating Rate Deferred Interest Notes due 2012 (the “Original Notes”). The Exchange Notes are to be issued pursuant to an Indenture, dated as of December 20, 2006 (as amended, supplemented or modified through the date hereof, the “Indenture”), among the Issuers and U.S. Bank National Association, as trustee (the “Trustee”).

In connection with this opinion, we have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of documents and records and have made investigation of fact and examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting our investigation, we have relied, without independent verification, on the accuracy of certificates of public officials, officers and representatives of the Issuers and other appropriate persons.

In rendering the opinions set forth below, we have assumed that the Indenture is the valid and binding obligation of the Trustee.

We have assumed further that each of the Issuers (a) is validly existing under the laws of its jurisdiction of organization, (b) has the power and authority to execute and deliver the Indenture and the Exchange Notes and to perform its obligations thereunder and (c) has duly authorized, executed and delivered the Indenture and has duly authorized the Exchange Notes.

The opinions expressed herein are limited to matters governed by the laws of the State of New York and the federal laws of the United States of America. Insofar as the opinions expressed below relate to or are dependent upon matters governed by the laws of Québec, Canada or Nova Scotia, Canada, we have relied, without independent investigations, upon the opinions to you dated the date hereof of Stikeman Elliott LLP and Stewart McKelvey Stirling Scales, respectively.

Based upon the foregoing and subject to the qualifications set forth below, we are of the opinion that when the Exchange Notes have been duly executed, authenticated and issued in accordance with the provisions of the Indenture and have been delivered against receipt of the Original Notes surrendered in exchange therefor upon completion of the Exchange Offer, the Exchange Notes will constitute valid and binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms.

Our opinion set forth above is subject to (a) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and secured parties, (b) general principles of equity and (c) the effects of the possible judicial application of foreign laws or foreign governmental or judicial actions affecting creditors’ rights.

Dollarama Group Holdings L. P.	_____, 2007
Dollarama Group Holdings Corporation

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the caption “Legal Matters” in the Prospectus. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

Ropes & Gray LLP

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